Exhibit 19

SHOE CARNIVAL, INC.

INSIDER TRADING POLICY

Adopted: June 19, 2023

As Last Amended: December 11, 2024

Federal and state securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as “insider trading.” The purpose of this Insider Trading Policy (this “Policy”) is to prevent insider trading or allegations of insider trading, and to protect the reputation for integrity and ethical conduct of Shoe Carnival, Inc. and its subsidiaries (the “Company”).

Applicability of Policy

A. Material Nonpublic Information means material information (described below) that has either not been disclosed to the public generally or has been disclosed so recently that sufficient time has not yet passed to allow the information to become widely available among investors and the financial community. Generally, information is public only if it has been disseminated through a widely circulated press release, a filing made with the Securities and Exchange Commission or a conference call or webcast that was announced in advance and publicly accessible.

B. Material Information means information about a company that would be expected to affect the investment or voting decision of a reasonable investor, or information that could reasonably be expected to have an effect on the price of that company’s securities. Examples of what might be considered material information are listed later in this Policy.

C. Covered Persons. This Policy applies to:

1. Company Personnel. “Company Personnel” includes all employees of the Company, including officers, as well as employee members of the Company’s Board of Directors and nonemployee Board members (collectively, the “Board”). Immediate family members and others living in the same household with Company Personnel also must comply with this Policy. Each employee and Board member is responsible for compliance with this Policy by members of his or her immediate family and household.

2. Consultants and Advisors. All consultants and advisors to the Company whose work for the Company brings them into contact with material nonpublic information.

3. Related Parties. Any other person or entity, including a trust, charitable trust, corporation, partnership or other association, whose transactions in Company securities are directed by any person covered by paragraph C(1) or C(2) or are subject to that person’s influence or control.

The individuals and entities described in paragraphs C(1), C(2) and C(3) are referred to as “Covered Persons.”

In the event of a termination of employment or service to the Company, any person who ceases to be a Covered Person when they are aware of material nonpublic information will continue to be subject to the restrictions of this Policy until that information becomes public or is no longer material.

D. Covered Companies. This Policy applies to trading in the securities of:

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the Company;
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any company with which the Company does business or about which a Covered Person obtains material nonpublic information as a result of his or her work on behalf of the Company, such as vendors, suppliers, business partners and competitors; and
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any company with which the Company is planning or negotiating a major transaction, such as a merger, stock or asset purchase or asset divestiture.

E. Covered Transactions. The securities trading that this Policy covers includes purchases and sales of common stock and any other securities the Company may issue. This Policy also covers purchases and sales of derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

For clarity the following transactions are covered by this Policy:

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Transactions that appear to be necessary or justifiable for individual reasons (such as the need to raise money for emergency expenses) are not justifiable when the person has material nonpublic information and are covered by this Policy.
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Gifts of Company securities when the person has material nonpublic information are covered by this Policy and are not allowed unless such gift is pre-cleared by the Company’s Chief Financial Officer.

F. Activity Associated with Company-Sponsored Plans. This Policy applies to transactions within Company-sponsored plans that provide for the issuance of shares of Company stock as follows:

1. Restricted Stock/Unit and Performance Stock/Unit Awards. This Policy’s trading restrictions do not apply to shares issued under Company-sponsored equity incentive plans, such as the Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan. The issuance and vesting of restricted stock/units or performance stock/units are not Covered Transactions, and the exercise of a tax withholding right pursuant to which the plan participant elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting is not a Covered Transaction. Any subsequent sale of Company stock acquired through a vesting of these types of share awards are Covered Transactions and this Policy’s trading restrictions do apply to such sale.

2. Employee Stock Purchase Plan Purchases. The Policy’s trading restrictions do not apply to the purchase of Company stock through a Company-sponsored employee stock purchase plan, such as the Shoe Carnival, Inc. Employee Stock Purchase Plan. Any election to participate in such plan, any election to change the level

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of participation in such plan or the sale of any shares acquired under such plan are Covered Transactions and this Policy’s trading restrictions do apply.

3. Other Transactions. This Policy’s trading restrictions do not apply to the purchase of Company stock through the exercise of stock options if the participant satisfies the exercise price with cash. Any contemporaneous sale (such as a sale through a broker as part of a cashless exercise of the option) or any subsequent sale of Company stock acquired through an option exercise are Covered Transactions and this Policy’s trading restrictions do apply.

Statement of Policy

Insider trading involves trading at any time when the person making the purchase or sale is aware of material nonpublic information regarding the company whose securities are being traded. If there is a doubt or question about whether a Covered Person is aware of or in possession of material nonpublic information concerning the Company or another company, that Covered Person should contact the Company’s Chief Financial Officer.

A. No Trading on Material Nonpublic Information

1. Company Securities. A Covered Person must not purchase or sell any Company securities, or otherwise advise or assist any third party trading Company securities, while aware of material nonpublic information regarding the Company.

2. Other Companies’ Securities. If a Covered Person obtains material nonpublic information about any other company as a result of his or her work on behalf of the Company, that Covered Person must not trade in that company’s securities.

B. No Disclosure to Others Who Might Trade. A Covered Person must not communicate material nonpublic information to any person who does not need that information for a legitimate business purpose or recommend to anyone the purchase or sale of securities when aware of material nonpublic information about the company involved. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading even though the Covered Person did not actually trade and did not benefit from another’s trading.

C. Protect Material Nonpublic Information. In order to reduce the possibility that material nonpublic information will be inadvertently disclosed:

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Treat material nonpublic information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and do not discuss it with any other person who does not need to know it for a legitimate business purpose.
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Refrain from discussing material nonpublic information relating to the Company or any public company in public places where such discussions can be overheard.
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When aware of any leak of material nonpublic information, whether inadvertent or otherwise, report the leak immediately to the Company’s Chief Financial Officer.

D. Specific Material Developments. From time to time, material developments known only to a limited number of Company Personnel may occur to cause the Company to

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impose on the appropriate group additional restrictions on trading. Those individuals will be notified if they become part of such a group, and persons in the group should not disclose to others the fact that they have been so notified and that restrictions on trading have been imposed. These additional restrictions will be communicated at the direction of the Chief Financial Officer.

Exception for An Approved “Rule 10b5-1 Plan”

Transactions in Company securities that are executed pursuant to a written plan that is entered into while the Covered Person is not in possession of material nonpublic information, meets certain other requirements set forth in the federal securities laws and is approved in advance by the Company’s Chief Financial Officer are not Covered Transactions. If a Covered Person wishes to enter into such a plan, commonly referred to as a Rule 10b5-1 Plan, that individual is to contact the Chief Financial Officer for further information.

The Rule 10b5-1 Plan must be entered into (or modified) in good faith during a time when the Covered Person does not have any material nonpublic information and must also provide for a cooling-off period of at least a minimum period required by federal securities laws. The plan must either specify (including by formula) the amount, pricing and timing of the transactions in advance or delegate discretion on those matters to an independent party. Once the plan is adopted, the Covered Person must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded or the date of the trade.

Disciplinary Action and Potential Civil and Criminal Penalties

A. Disciplinary Action. Covered Persons who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include ineligibility to participate in the Company’s equity incentive plans and employee stock purchase plans or termination of employment.

B. Civil and Criminal Penalties. The penalties for violating insider trading laws are severe. If a Covered Employee trades on (or tips) material nonpublic information, that individual is subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and up to 20 years imprisonment. If the Company fails to take appropriate steps to prevent insider trading, the Company and its directors, officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.

Material Information

There are various categories of information that are particularly sensitive and, as a general rule, will presumptively be considered material. Examples of such information include:

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Financial results or financial condition;
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Projections of future earnings or losses;
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Business plans or budgets;

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Significant corporate events, such as a pending or proposed merger, a significant investment, the acquisition or disposition of a significant business or asset, or a change in control of the Company;
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Significant developments involving the products the Company sells and its business relationships, including the execution, modification or termination of significant agreements or orders with vendors, suppliers or other business partners or the gain or loss of a major vendor or strategic alliance;
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Major personnel changes, such as changes in senior management or planned workforce changes;
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Major events regarding a company’s securities (such as defaults, redemptions, stock splits, repurchase plans, changes in dividends);
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Restatements of financial results or material impairments, write-offs or restructurings;
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Changes in auditors;
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Default under a significant financing arrangement or financial liquidity problems;
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Public or private securities (equity or debt) offerings;
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Significant litigation exposure due to actual or threatened litigation; and
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Significant regulatory exposure due to actual or threatened action by state or federal regulators.

The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances. Also, either positive or negative information may be material. The materiality of particular information is subject to reassessment on a regular basis.

Prohibited Transactions

Given the sensitivity associated with Company Personnel executing transactions in Company securities, the following types of transactions are prohibited:

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Trading in Company securities on a short-term basis – any Company stock purchases in the open market must be held for a minimum of six months or ideally longer;
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Purchasing Company securities on margin, holding Company securities in a margin account or otherwise pledging Company securities;
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Short sales of Company securities (selling securities not owned at the time of sale);
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Buying or selling put or call options or other derivative securities based on Company securities;
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Purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly; and

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Engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and an approved Rule 10b5-1 Plan approved by the Chief Financial Officer.

These restrictions do not prevent Company Personnel from engaging in general portfolio diversification or investing in broad-based index funds.

Application of the Policy to the Company

Any transactions by the Company, including repurchases of the Company’s securities, must comply with applicable laws with respect to insider trading, and the Company will not trade in its own securities when there is material nonpublic information about the Company.

Questions

Questions regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the Chief Financial Officer.

Additional Requirements and Responsibilities for Corporate Insiders

A. Purpose. These additional requirements and responsibilities supplement the above provisions of this Policy and apply to members of the Company’s Board (“directors”) and Section 16 Officers (as defined below), as well as to key employees designated by the Company’s Chief Financial Officer. These “Corporate Insiders” are subject to both the general requirements of this Policy as well as the additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to Covered Persons generally.

B. Covered Persons that are Corporate Insiders.

1. Directors and Section 16 Officers. This section applies to the directors and to the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 (referred to herein as “Section 16 Officers”).

2. Other Officers and Key Employees. This section applies to the other officers of the Company and to designated key employees. These other officers and key employees, whose duties cause them to regularly have access to material nonpublic information about the Company, will be notified by the Chief Financial Officer that they are subject to this section of the Policy.

3. Related Parties. This section also applies to the same extent to a Corporate Insider’s immediate family members and other individuals living in his or her household. This section also applies to any other person or entity, including a trust, charitable trust, corporation, partnership or other association, whose transactions in Company securities are directed by or are subject to a Corporate Insider’s influence or control. The Corporate Insider is responsible for informing all family members and such related parties of the requirements of this section of the Policy.

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C. Blackout Periods for all Corporate Insiders

1. Trading Not Permitted During Blackout Periods. Corporate Insiders may not purchase, sell or otherwise trade Company securities during the period beginning two weeks prior to the end of each fiscal quarter and continuing through the second trading day following the public release of the Company’s financial results for that fiscal quarter (the “Blackout Period”). If quarterly financial results are released before the Nasdaq Stock Market LLC (“Nasdaq”) opens on a certain day, that day will count as the first trading day following the public release of such results. If a Corporate Insider wishes to trade outside of a Blackout Period, the person may do so only if he or she is not then aware of any material nonpublic information and has complied with the notification and preclearance procedures described below.

The following is an illustration of the Blackout Period:

A fiscal quarter ends on Saturday, April 29 and financial results are released before the Nasdaq opens on May 24. The last day Corporate Insiders can transact in the Company’s stock is Friday, April 14 and they are prohibited from trading from April 15 through May 25. Corporate Insiders can then trade from May 26 through July 14, unless they are aware of material nonpublic information or have not complied with the notification and preclearance procedures below. As further clarification, if financial results were released during or after market close on May 24, Corporate Insiders would not be able to begin trading until May 27.

The Chief Financial Officer may also impose special Blackout Periods from time to time, and will notify the affected individuals of such special Blackout Period.

2. Trading Outside Blackout Periods. If a Corporate Insider wishes to trade outside of a Blackout Period, the Corporate Insider may do so only if he or she is not then aware of any material nonpublic information. In addition, before a Corporate Insider may trade outside of any Blackout Period, he or she must comply with the notification and preclearance procedures described below.

D. Required Preclearance of Trades

1. Notices of Intended Transaction and Requests for Approval. Corporate Insiders may not engage in any transaction involving Company securities without first obtaining preclearance of that transaction from the Company’s Chief Financial Officer or other individual designated by the Company’s Chief Financial Officer or Board. Prior to initiating any transaction in Company securities, Corporate Insiders must deliver to the Chief Financial Officer a written notice describing any intended transaction in Company securities during a permitted trading period (an example of a formal request for preclearance is attached as Exhibit A). Notices of intended transactions and requests for approval may be delivered by e-mail.

2. Clearance to Proceed with a Transaction. Prior to completing a transaction, a Corporate Insider must receive clearance from the Company’s Chief Financial Officer. Clearance in response to a written request for approval will generally be valid until the end of the current permitted trading period, unless an earlier deadline is imposed by the Chief Financial Officer. Clearance may be revoked at any time without notice.

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E. Short-Swing Trading Restrictions. As noted previously in this Policy, short-swing transactions are prohibited. However, if a director or Section 16 Officer executes a short-swing transaction, they must also comply with the reporting obligations and limitations on short-swing trading transactions imposed by Section 16 of the Securities Exchange Act of 1934. Among other things, Section 16 requires directors and Section 16 Officers to pay over to the Company any profit realized from any purchase and sale (in either order) of Company securities that occur within six months of each other.

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Exhibit A

FORM OF CORPORATE INSIDER REQUEST FOR APPROVAL TO TRADE

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I certify I do not have any material, nonpublic information;
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In connection with my proposed trade, I certify that, in making this request, I am complying with the applicable provisions of the Shoe Carnival, Inc. Insider Trading Policy;
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I understand that clearance for the transaction(s), if granted, will be valid only until the earlier of the trade occurring or the closing of the current trading window, which closes on ____________; and
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If I become aware of any material nonpublic information prior to the trade occurring, I will not execute the trade.

If you are submitting a 10b-5 plan, you may omit the last two bullets above.

Type of Transaction:

☐ Purchase ☐ Sale

☐ Other (explain:)

Securities to be Traded:

Number of shares or

principal amount: _________________________________________

If You Are Buying or Selling Securities (check one):

☐ Securities held/to be held directly by me

☐ Securities held/to be held by securities holder other than me:

Print name of holder:_____________________________

Relationship of securities holder to me:_____________________________

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Corporate Insider Acknowledgment Form

1. I have read and understand the Shoe Carnival, Inc. Insider Trading Policy. I understand that the Company’s Chief Financial Officer is available to answer any questions I have regarding the Insider Trading Policy.

2. I understand that I am responsible for complying with the Insider Trading Policy and agree to comply for as long as I am subject to the Policy.

Signature:

Date:

Print name:

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